Exhibit 99.2

News from Arch Coal, Inc.

FOR FURTHER INFORMATION:
Media — Kim Link 314/994-2936
Investors — Deck Slone 314/994-2717
and Jennifer Beatty 314/994-2781
FOR IMMEDIATE RELEASE
Arch Coal Completes Acquisition of International Coal Group
     ST. LOUIS (June 15, 2011) — Arch Coal, Inc. (NYSE:ACI) (“Arch” or “the company”) announced today that it has completed its acquisition of International Coal Group, Inc. (NYSE: ICO) (“ICG”) through a merger, with ICG becoming a wholly owned subsidiary of Arch. Prior to the merger, Arch acquired approximately 92 percent of ICG’s outstanding shares of common stock in connection with its previously disclosed tender offer. The aggregate value of the transaction totaled $3.4 billion, excluding costs associated with the redemption of ICG’s outstanding debt and fees related to the transaction.
     “We are pleased with the swift and successful completion of the ICG transaction, which will add tremendous value for Arch’s stakeholders in the coming years,” said Steven F. Leer, Arch’s chairman and chief executive officer. “This acquisition extends Arch’s reach into every major U.S. coal supply basin, enhances our low-cost and leadership position in core operating regions and creates a world-class global thermal and metallurgical coal franchise poised for growth.”
     With expected pro forma metallurgical sales of 11 million tons in 2011, Arch becomes the second largest U.S. metallurgical coal producer and a top 10 global supplier to steelmakers. By capitalizing on expansion opportunities, Arch expects to boost its metallurgical coal output to nearly 15 million tons by 2015 to serve under-supplied, growing global metallurgical markets.
     The acquisition also adds nearly 13 million tons of low-cost Appalachian thermal production to Arch’s vast domestic thermal coal portfolio, solidifying the company’s No. 2 position among U.S.-based coal miners and creating the U.S. coal industry’s most diversified producer. Additionally, the company expects to leverage its dedicated throughput capacity, logistics capabilities and strategic relationships to expand export shipments via the East Coast, West Coast and Gulf of Mexico to further penetrate and participate in the global growth markets.
     “With the addition of ICG, Arch will possess one of the industry’s most geographically diverse and strategically balanced operating profiles — with EBITDA nearly evenly split between eastern and western regions and between metallurgical and thermal markets,” said Leer. “The combined entity will also provide a powerful foundation upon which to build out metallurgical and thermal volumes geared towards serving the domestic and international coal trade.”

     As a result of the acquisition, Arch’s coal reserves will increase 25 percent to reach 5.5 billion tons (pro forma as of Dec. 31, 2010), making it the second largest reserve holder in the United States. At least 431 million tons of those reserves are characterized as metallurgical quality — comprised of low volatile coal, high volatile “A” and “B” coals as well as pulverized injection coal — giving Arch one of the most extensive and highest quality metallurgical coal reserve bases in the U.S. coal industry.
     “We believe this acquisition — the largest in company history — offers a compelling value proposition for our employees, our customers and our investors,” said Leer. “The combined company will serve a broad mix of power producers, steelmakers and industrial accounts here and around the world — offering a vast metallurgical and thermal coal product slate and a wide range of logistical options for delivery.”
     Upon integration, Arch will operate 24 mining complexes across five U.S. coal supply basins, with planned pro forma coal sales of 171 million to 176 million tons in 2011. The company will employ roughly 7,400 people and expects pro forma 2011 revenues of more than $5 billion.
     Arch currently estimates that the transaction will create synergies of $70 million to $80 million annually, beginning in 2012. “We expect to integrate ICG quickly over the next three to six months and should fully realize the target synergies in the first full year of operation,” said John W. Eaves, Arch’s president and chief operating officer. “In fact, we have begun executing on our integration plans, which center on improving the combined company’s cost structure, exceeding the forecasted synergies and accelerating metallurgical coal development projects.”
     Aiding a smooth and fast integration process are the complementary management styles and workforces at Arch and ICG. Both companies share a deep commitment to workplace safety, environmental stewardship and the creation of shareholder value. Furthermore, the combined entity will boast a highly productive workforce with minimal legacy liabilities.
     Arch financed the purchase of ICG with a combination of new debt and equity offerings completed in June. “The company successfully executed capital markets transactions to help prudently finance the acquisition, retain our existing credit ratings and preserve a strong balance sheet,” said John T. Drexler, Arch’s senior vice president and chief financial officer. “Looking ahead, our ability to accelerate future development projects and bring forward those cash flows, while maintaining a low-cost operating structure across our regions, should unlock further value for the company and its stakeholders.”
     In the company’s second quarter 2011 earnings release and conference call, which is typically scheduled in late July or early August, Arch anticipates providing earnings guidance for the combined entity as well as a preliminary update on the purchase price allocation, synergy targets and estimated costs for the completion of the ICG transaction and its integration.
     U.S.-based Arch Coal is a top five global coal producer and marketer as well as the most diversified American coal company, with 24 mining complexes across five U.S. coal supply basins. The company supplies cleaner-burning, low-sulfur thermal and metallurgical coal to power generators and steel manufacturers on four continents.
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Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.